Exhibit 99.8

FULLPAC, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

A. GENERAL

This Code of Business Conduct and Ethics (the “Code”) applies to all directors, officer and employees of FullPAC, Inc. (the “Company”). Such covered individuals are referred to herein collectively as the “Covered Parties.”

This Code is subject to repeal and amendment at any time by the board of directors of the Company (the “Board”).

B. COMMITMENT AND PURPOSE

The Covered Parties are committed to high standards of integrity, providing a safe and healthy environment and respecting the dignity of all of our stakeholders, including the communities in which we operate. The Company is committed to observing sound business practices and to act as concerned and responsible neighbors, reflecting all aspects of good citizenship. For the Company’s stockholders, it is committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.

The Company has and will continue to uphold a high level of business ethics and personal integrity in all types of transactions and interactions. This Code is intended to (1) emphasize the Company’s commitment to ethics and compliance with the law, (2) set forth basic standards of ethical and legal behavior, (3) provide reporting mechanisms for known or suspected ethical or legal violations and (4) help prevent and detect wrongdoing.

Given the variety and complexity of ethical questions that may arise in the Company’s course of business, this Code serves only as a guide. Confronted with ethically ambiguous situations, Covered Parties should be mindful of the Company’s commitment to high ethical standards and seek advice from the Company’s general counsel (the “General Counsel”) or other appropriate personnel, such as members of the legal and compliance department, to ensure that all actions taken on behalf of the Company honor this commitment.

C. ETHICAL STANDARDS

Promote a Positive and Safe Work Environment

All employees want and deserve a workplace where they feel safe, respected, satisfied, and appreciated. The Company respects cultural diversity and will not tolerate harassment or discrimination of any kind — especially involving race, color, sex, religion, gender, age, national origin, disability, gender identity or expression, sexual orientation, veteran or marital status, or any other characteristic protected by law or otherwise. Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship permits us the opportunity to achieve excellence in our workplace. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a work environment that will bring out the best in all of us. Supervisors and managers must be careful in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior.

Keep and Retain Accurate and Complete Records

The Company must maintain accurate and complete Company records. Transactions between the Company and outside individuals and organizations must be promptly and accurately entered into our books in accordance with generally accepted accounting practices and principles, government requirements, and the Company’s system of internal controls. In addition, any Company filings with regulatory authorities must be accurate, understandable, and prepared in a timely manner. No one should rationalize or even consider misrepresenting facts or falsifying records. It will not be tolerated and will result in disciplinary action, up to and including termination and, if necessary, will result in referring the matter to the applicable state, local, and federal authorities.

The Company’s records must be retained according to all applicable laws and Company policies relating to the retention of records. Any records that are potentially relevant to a breach of law, litigation, investigation or proceeding, whether pending, threatened or foreseeable, must not be destroyed. Any questions regarding records retention should be directed to the General Counsel.

Compliance with Laws, Rules and Regulations

The Covered Parties must conduct the Company’s business in accordance with all applicable laws, rules and regulations at all levels of government in the United States, including the U.S. Securities and Exchange Commission (the “SEC”), and in any non-U.S. jurisdiction in which the Company does business, both in letter and in spirit. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a minimum condition for performance of our duties. Although not all Covered Parties are expected to know the details of these laws, it is important to know enough about the applicable local, state, and national laws to determine when to seek advice from the General Counsel or other appropriate personnel, such as members of the legal department.

Timely and Truthful Public Disclosure

Each director, officer and employee who is involved in the Company’s disclosure process must be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely, and understandable disclosure.

In reports and documents filed with or submitted to the SEC and other regulators by the Company, and in other public communications made by the Company, the Covered Parties involved in the preparation of such reports and documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) shall make disclosures that are full, fair, accurate, timely, and understandable, and that are compliant with all applicable federal securities laws and the rules and regulations of the SEC. Where applicable, these Covered Parties shall provide accurate financial and accounting data for inclusion in such disclosures. Covered Parties shall not knowingly falsify information, misrepresent material facts, or omit material facts necessary to avoid misleading the Company’s independent auditors or investors. Covered Parties shall never take any action to coerce, manipulate, mislead, or fraudulently influence the Company’s independent auditors in the performance of their audit or review of the Company’s financial statements. Any violation of the foregoing will result in disciplinary action, up to and including termination, and, if necessary, will result in referring the matter to the applicable state, local, and federal authorities.

Avoid Conflicts of Interest

A conflict of interest can arise when a person’s personal, outside business or family interests interfere or appear to interfere with the person’s ability to make business decisions in the best interest of the Company. An actual conflict of interest exists when a person’s personal interest and professional responsibility at the Company conflict, including your ability to remain objective in your role at the Company. A perceived conflict of interest exists when it appears a person’s personal interests may compromise carrying out your professional responsibility at the Company in an objective manner. The Covered Parties must seek to avoid any activity that is a conflict of interest or has the appearance of a conflict of interest with the Company.

Officers and employees are under a continuing obligation to disclose to their immediate supervisor or the General Counsel any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and the Company. Directors should disclose any potential conflict to the Chairman of the Board and obtain a waiver from the Board of Directors before serving on the board of directors of a potential competitor or a customer, vendor or contractor of the Company. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

If a potential conflict of interest would constitute a “related party transaction” that would be required to be disclosed pursuant to applicable federal securities laws, the terms of the proposed transaction must be reported in writing to the Audit Committee of the Board of Directors for approval in accordance with our Related Party Transaction Policy, which we have provided to you.

The Covered Parties shall not: (i) take for themselves personally opportunities that are discovered through the use of Company property, information or position; (ii) use Company property, information, or position for personal gain; or (iii) directly compete with the Company, subject to our Articles of Incorporation.

Corporate Opportunities

Except as may be permitted by the Company’s Articles of Incorporation, Covered Parties are prohibited from (1) taking for themselves opportunities that are discovered through the use of Company property, information, or position without the consent of the Board of Directors, (2) using Company property, information, or position for improper personal gain, and (3) competing with the Company directly or indirectly. Covered Parties owe a duty to the Company to advance its legitimate interests whenever possible.

Compete Ethically and Fairly for Business Opportunities

The Company must comply with the laws and regulations that pertain to the provision of our liquidity services. The Company will compete fairly and ethically for all business opportunities. In circumstances where there is reason to believe that the release or receipt of non-public information is unauthorized, do not attempt to obtain and do not accept such information from any source. The Company is committed to avoiding even the appearance of improper information gathering.

Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing improper disclosure of such information by past or present employees of companies is prohibited. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or similar unfair practice.

No Illegal and Questionable Gifts or Favors

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with clients and partners. The Covered Parties will neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate law, regulation or policies of the Company, or could cause embarrassment to or reflect negatively on the Company’s reputation. No gift or entertainment should ever be offered or accepted by a Covered Party or any family member of a Covered Party unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe or payoff, and (4) does not violate any laws or regulations. The offer or acceptance of cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does or seeks to do business with or on behalf of the Company by any Covered Party is prohibited. Covered Parties should discuss with the General Counsel or other appropriate personnel any gifts or proposed gifts that they think may be inappropriate.

In addition, the various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. Business courtesies are generally broadly defined to include anything of value, with only very minor exceptions such as refreshments as described below. Therefore, except as otherwise expressly permitted by law or regulation, the Covered Parties are prohibited from offering or providing any business courtesy including meals, entertainment, travel or lodging expenses to any government employee or representative. Modest refreshments, such as soft drinks, tea, coffee and fruit, offered occasionally in conjunction with business activities may be acceptable. If the Company deals with representatives of a state or local agency, it is responsible for complying with that agency’s standards of conduct. Where there is any question as to a particular agency’s standards of conduct, you must contact the General Counsel in advance for guidance.

Maintain the Integrity of Consultants, Agents and Representatives

Business integrity is a key standard for the selection and retention of those who represent the Company. The Covered Parties must certify their willingness to comply with the Company’s policies and procedures and must never be retained to circumvent our values and principles. The Covered Parties must follow applicable anticorruption law, including the U.S. Foreign Corrupt Practices Act, which prohibits offering or giving anything of value to government officials or any other third party with whom the Company conducts business in order to obtain or retain business, or to otherwise seek a commercial advantage. Paying bribes or kickbacks, engaging in industrial espionage, obtaining the proprietary data of a third party without authority, or gaining inside information or influence are just a few examples of what could give us an unfair competitive advantage and could result in violations of law. The Company strictly prohibits bribery of any kind, regardless of whether it is dealing with public or private entities and officials.

It is not permissible to offer anything of value for corrupt purposes, such as obtaining favorable treatment with a current or prospective customer. Employees are prohibited from offering, giving, soliciting, or accepting any bribe or kickback, whether dealing with government officials, political parties, or representatives of commercial organizations. “Bribes” includes anything of value, including money, gifts, entertainment or other favors offered, given, solicited or received for an improper purpose. A “kickback” is providing or receiving something of value either to obtain or reward favorable treatment on a government contract or subcontract. There are serious consequences associated with failing to disclose a potential bribe or kickbacks. Concerns or suspected violations should be reported to the General Counsel.

Political Contributions and Activities

The Company encourages its employees to become involved in civic affairs and to participate in the political process. The Covered Parties must understand, however, that their involvement and participation must be on an individual basis, on their own time and at their own expense. Federal, local and state laws govern political contributions and activities and may restrict certain donations from the Company, whether in the form of funds, goods or services, or employees’ work time.

To prevent both actual and perceived conflicts of interest, Covered Parties are strictly prohibited from wagering on, speculating in, or holding any direct personal financial interest tied to the outcome of any election, referendum, or other political contest. This policy includes, but is not limited to, participating in political prediction markets, private betting pools, or any other financial instrument or arrangement where a personal economic outcome is contingent upon election results. Such activities are incompatible with the Company’s duty of impartial service to its clients and its commitment to professional integrity.

Insider Trading

Covered Parties must strictly comply with our Insider Trading Policy.

Confidentiality

Covered Parties must strictly comply with the terms of any Non-Disclosure Agreement to which they are party in connection with their role at the Company and maintain the confidentiality of confidential information entrusted to them, except that confidential information may be disclosed (a) when such disclosure is authorized by the General Counsel or their designees or (b) when such disclosure is required by laws or regulations. Confidential information includes all non-public information received or created by the Company in connection with its business activities. It also includes information that third parties have entrusted to the Company.

The obligation to safeguard confidential information continues even after employment ends.

Obtain and Use Company Assets Wisely

All Covered Parties should endeavor to protect the Company’s assets and ensure their efficient use, including intellectual property assets such as data. Theft, carelessness, and waste have an impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. The Company’s equipment should not be used for non-Company business, though incidental personal use is permitted.

In addition to physical assets, the protection of digital information is critical to our success and legal obligations. Cybersecurity is a shared responsibility of every Covered Party. You are expected to safeguard access to company systems and confidential information by following all company cybersecurity policies in effect from time to time. Any Covered Party that suspects a security breach or witnesses any unusual activity, must immediately report their concerns to the appropriate department.

D. VIOLATIONS OF ETHICAL STANDARDS

Reporting Known or Suspected Violations

The Company’s directors, Chief Executive Officer, Presidents, Chief Financial Officer, General Counsel, and other professionals of the Company serving in a finance, accounting, corporate treasury or tax roles shall promptly report (confidentially or anonymously, if desired) any known or suspected violations of laws, rules, regulations or provisions of this Code, or any other matters that would compromise the integrity of the Company’s financial statements, to the Chairperson of the Audit Committee. All other Covered Parties should consult the Company’s Whistleblower Policy or with the General Counsel or other appropriate personnel about known or suspected illegal or unethical behavior. These Covered Parties may also report questionable behavior in the same manner as they may report complaints regarding accounting, internal accounting controls or auditing matters by notifying (anonymously, if desired) the Chairperson of the Audit Committee. No retaliatory action of any kind will be permitted against anyone making such a report in good faith or assisting in an investigation, and the Audit Committee will strictly enforce this prohibition. No policy herein or elsewhere in this Code is intended to, nor should it, prevent an employee from reporting potential violations of law to the appropriate government agency, such as the SEC, or from receiving a monetary award for such a report.

The Audit Committee may be contacted by email at auditcommittee@GOTV.com and by mail at the address listed below:

FullPAC, Inc.

1206 Laskin Road Suite 201-O

Virginia Beach, Virginia

23451

Accountability for Violations

If the Audit Committee or its designee determines that this Code has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, the offending Covered Party may be disciplined for noncompliance with penalties up to and including removal from office or dismissal. Such penalties may include written notices to the individual involved that a violation has been determined, a written letter of reprimand by the Audit Committee, disgorgement, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and termination of employment. Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Party and the Company. All Covered Parties are expected to cooperate in internal investigations of misconduct.

Last Updated: August 25, 2025

CODE OF BUSINESS CONDUCT AND ETHICS

ACKNOWLEDGMENT

By signing below, I acknowledge and certify that I have received, read, and understand Code of Business Conduct and Ethics(the “Code”) of FullPAC, Inc. (the “Company”).

I acknowledge that my employment relationship with the Company is terminable at will, by the Company or me, at any time, for any reason, with or without cause.

I agree (i) to comply with the Code and conduct the business of the Company in keeping with the highest ethical standards and (ii) to comply with international, federal, state and local laws applicable to the Company’s businesses. I understand that failure to comply with the Code will lead to disciplinary action by the Company, which may include termination of my employment and/or the reduction of compensation or demotion.

(Please Print)

Name

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Position Title

_______________________________________________________________________________________________

Signature

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Date

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Please sign and return entire document to the General Counsel and keep a copy for your own files.